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                                                        Exhibit 10.10

                    REMAINDER-EXCLUSIVE LICENSE AGREEMENT

        THIS AGREEMENT, effective as of the first day of April, 1996, (hereinafter "Effective Date") by and between the CORNELL RESEARCH FOUNDATION, INC., having offices at Cornell Business & Technology Park, 20 Thornwood Drive, Suite 105, Ithaca, New York 14850, hereinafter referred to as "FOUNDATION" and NANOPHASE TECHNOLOGIES CORPORATION, having offices at 453 Commerce Street, Burr Ridge, Illinois 60521, hereinafter referred to as "LICENSEE".

                       W I T N E S S E T H   T H A T:

        WHEREAS, United States Patent No. 4,732,719, (CRF D-638) entitled "Superplastic Forging Nitride Ceramics," was issued on March 22, 1988, a copy of which is appended as Exhibit A;
        WHEREAS, United States Patent No. 4,849,142, (CRF D-643) entitled "Superplastic Forging Zirconia Ceramics," was issued on July 18, 1989, a copy of which is appended as Exhibit B;
        WHEREAS, United States Patent No. 4,871,496, (CRF D-639A) entitled "Composites Comprising Silicon Carbide Fibers Dispersed in Magnesia-Aluminate Matrix and Fabrication Thereof and of Other Composites by Sinter Forging," was issued on October 3, 1989, a copy of which is appended as Exhibit C;
        WHEREAS, the inventions disclosed and claimed in Exhibits A, B, and C are assigned to FOUNDATION and to Jupiter Technologies, Inc., hereinafter referred to as "Jupiter," and FOUNDATION is a

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wholly owned subsidiary corporation of Cornell University and holds the ownership interests of patents issued on inventions made by Cornell University's staff and administers licenses in a manner consistent with the patent policy of Cornell University, and FOUNDATION has the sole right to issue licenses to the patents disclosed and claimed in Exhibits A, B, and C;

     WHEREAS, FOUNDATION has previously granted a nonexclusive license with no right to sublicense to Jupiter for the rights to the patents disclosed and claimed in Exhibits A, B, and C in all fields of use and an exclusive license in the field of sputtering and laser ablation targets;

     WHEREAS, Corning Incorporated has a nonexclusive license with no right to sublicense to make and use products claimed in Exhibit B;

     WHEREAS, FOUNDATION represents that it is an assignee of the above-identified patents and has the right to grant licenses under said patents;

     WHEREAS, the work leading to the inventions disclosed and claimed in Exhibits A and C was supported in part by an agency of the U.S. Government, FOUNDATION is obligated to comply with the U.S. Office of Management & Budgets Circular No. A-124, or 37 CFR Part 401;

     WHEREAS, LICENSEE is desirous of securing a license under the discoveries and invention embodied in said patents to make, have made, use, have used, import, sell and have sold Licensed Products throughout the world;

     WHEREAS, FOUNDATION is willing to grant a license in said

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patents to LICENSEE upon the terms and conditions hereinafter set forth;

     NOR, THEREFORE, in consideration of the covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:


                                       I


DEFINITIONS

     The following definitions will apply throughout this agreement:

     1. Licensed Patents shall mean U.S. Patent No. 4,732,719, U.S. Patent No. 4,849,142, and U.S. Patent No. 4,871,496, and all reissues and extensions thereof.

     2. Licensed Field of Use shall mean the field of net shape formation of ceramic articles. Without limitation or expansion of the foregoing, the parties agree that said field shall not include laser ablation or sputtering targets.

     3. Remainder-Exclusive shall mean that FOUNDATION has previously granted nonexclusive licenses to Jupiter and Corning, and their successors in interest, with no right to sublicense, and an exclusive license to Jupiter in the field of sputtering and laser ablation targets, and that from the Effective Date henceforth, FOUNDATION shall not issue a license in the Licensed Field of Use to another throughout the period of

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          exclusivity defined hereinbelow.

     4. Licensed Products shall mean any product or use claimed in Licensed Patents within the Licensed Field of Use.

     5. License Year shall mean each twelve (12) month period beginning on the Effective Date of this Agreement first written above and thereafter on the anniversary date thereof.

     6. LICENSEE shall mean the above named company and any of its affiliates in which it owns or controls at least 50% of the voting stock.

     7. Net Sales shall mean the gross amount of money billed by LICENSEE to its customers on sale or use of Licensed Products subsequent to the Effective Date where the Licensed Products were either made, used or sold in the United States less: (1) trade and/or quantity discounts, rebates and other sales price reductions; (2) returns and allowances and brokers' and agents commissions actually paid; and (3) retroactive price reductions; and (4) freight and other transportation costs, including insurance charges, and duties, tariffs, sales and excise taxes and other governmental charges based directly on sales, turnover or delivery of the specified Licensed Products and actually paid or allowed by LICENSEE.

     8. Profitability Date shall mean the thirtieth (30th) day following the end of LICENSEE's first two consecutive

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          profitable quarters in a License Year. A quarter shall be
          deemed profitable for LICENSEE under this Agreement if LICENSEE recognized revenues from Net Sales of Licensed Products in excess of its costs associated with the production and Sale of Licensed Products on a fully allocated basis as determined pursuant to LICENSEE's normal and customary cost allocation system with respect to the sales of LICENSEE's products generally.

                                     II

GRANT

     Subject only to the rights of and obligations to the U.S. Government as set forth in U.S. Office of Management & Budget Circular A-124 or 37 CFR Part 401; FOUNDATION hereby grants to LICENSEE for the term set forth below, and under the royalty basis set forth below, a Remainder-Exclusive license in the Licensed Field of Use to make, have made, use have used, import, sell or have sold Licensed Products in the United States; and said license rights shall include the right to grant sublicenses thereunder.

                                     III

TO HAVE MADE

     The right of LICENSEE to make Licensed Products includes the right to have made by contract with third parties. Such

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contractual arrangements with third parties shall be subject to and conditioned upon appropriate supervision and quality assurance and control of the third party by LICENSEE and the third party shall be bound in writing to respect all rights of FOUNDATION and to supply all production of Licensed Products exclusively to LICENSEE.

                                       IV


PAYMENTS IN CONSIDERATION OF THE
EXECUTION OF THIS LICENSE AGREEMENT

        FOUNDATION and LICENSEE hereby acknowledge and agree that LICENSEE shall make a payment of ten thousand dollars ($10,000) to FOUNDATION, five thousand dollars ($5,000) of which shall be paid upon signing of this Agreement and five thousand dollars ($5,000) of which shall be paid on the earlier of the Profitability Date or the second (2nd) anniversary of the Effective Date. Such payments shall be made as a consideration for entering into this Agreement, which sum is nonrefundable and will not be considered as an advance payment on royalties due hereunder.
                                      V
RIGHT OF FIRST NEGOTIATION
TO RIGHTS IN OTHER FIELDS OF USE.

     The parties acknowledge a mutual interest in the broadest possible commercial development of the technology described and claimed in the Licensed Patents. In order to fulfill this
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intent, the parties agree that if, in the future, FOUNDATION desires to grant any rights in the Licensed Patents in other than the Licensed Field of Use to any third party, FOUNDATION shall promptly notify LICENSEE and provide LICENSEE with details of the proposed license terms with such third party, and shall further provide LICENSEE with the right of first negotiation, exercisable by LICENSEE within thirty (30) days of receipt of such notice from FOUNDATION. FOUNDATION retains the right to reject LICENSEE's offer and to grant a license to the third party.


                                     VI


ROYALTIES AND MINIMUM ROYALTIES TO BE
PAID DURING THE LICENSE AGREEMENT

     LICENSEE will pay to FOUNDATION running royalties at the rate of four percent (4%) of Net Sales of Licensed Products made, used or sold by LICENSEE in the United States;

     LICENSEE's obligation to pay royalties shall begin on the Effective Date and shall be payable thereafter to FOUNDATION in accordance with the payment schedule set forth in Section VII below.

     LICENSEE'S obligation to pay royalty upon each such Licensed Product shall cease:

           (i) if the applicable claims covering such Licensed Product in the Licensed Patents in any particular country are held invalid by an unappealed or unappealable decision of a court of competent jurisdiction, in that particular country, or

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        (ii) upon expiration of the last Licensed Patent that
             claims or covers such Licensed Product.

        Beginning with the fourth (4th) License Year, LICENSEE shall pay FOUNDATION annual minimum royalties of fifteen thousand dollars ($15,000). The amount of such annual minimum royalties shall be reduced to ten thousand dollars ($10,000) for each License Year, including the prior License Years, wherein LICENSEE has engaged in a vigorous development program as evidenced by the existence and reporting of a reasonable number of documented experiments, designs or prototypes as would be appropriate in said development program. The minimum royalty payment, due at the beginning of the License Year, will be considered as a credit for the royalties due for that License Year under this Agreement and the royalty reports should reflect the use of such credit. Such provision is to be construed as an annual minimum royalty payment requirement and none of the minimum royalty payments are refundable or applicable to succeeding License Years.

                                      VII

ACCOUNTING AND PAYMENT SCHEDULE

     Payment, reporting and financial accounting shall be on a semi-annual basis and LICENSEE will deliver to FOUNDATION within sixty (60) days after the end of each six (6) month period of a License Year a report in writing setting forth: (i) summary reports of documented experiments, designs or prototypes sufficient to show the progress being made toward the development

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of Licensed Products, and/or (ii) sales of Licensed Products (including a negative report if appropriate). Such reports will be accompanied by an appropriate payment of royalty due for such period. LICENSEE will keep accurate records, certified by it, showing the information by which LICENSEE arrived at a royalty determination and will permit an independent public accountant appointed by FOUNDATION and acceptable to LICENSEE to make such reasonable inspection during business hours of said records as may be necessary to verify royalty reports made by LICENSEE; provided any such inspection shall take place not more often than once every License Year, and provided further that FOUNDATION's accountant shall examine only such information as is required to verify LICENSEE's compliance under this Agreement and shall keep any such information examined confidential and shall not disclose such information except to FOUNDATION in accordance with the terms of this section.

        Conversion from foreign currencies, if any, shall be based upon the conversion rate on the date that payment is due.

        Payments which are delayed beyond the sixty (60) days after the end of the six month period in which they become due shall be subject to a fifteen percent (15%) per annum interest charge.

                                      VIII
TERM

     This License Agreement shall continue as a Remainder-Exclusive license for the full term of the last to expire

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Licensed Patent so long as LICENSEE'S covenants under the Agreement are being performed and the LICENSEE is in good standing, and provided this Agreement is not earlier terminated as provided for herein.

                                     IX

DUTY OF DILIGENCE

LICENSEE shall exercise commercially reasonable due diligence to effect the introduction of Licensed Product(s) into the commercial market as soon as practical. LICENSEE agrees to develop and exploit Licensed Products with commercially reasonable diligence by development, manufacture and sale of Licensed Products for the duration of the term of this Agreement. LICENSEE further agrees to maintain commercially reasonable quality control over Licensed Products and generally attend to proper, safe, fair, lawful and reasonable development and exploitation of the market for Licensed Products.

        Upon written request of FOUNDATION, LICENSEE agrees to submit to FOUNDATION within thirty (30) days a written report of progress made against its goals for exploitation of the market and its plans and objectives for future progress.

        Failure of LICENSEE to comply with the provisions of this Duty of Diligence section shall be considered a material breach of this Agreement.

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                                      X

INFRINGEMENT OF LICENSED
PATENT RIGHTS BY THIRD PARTIES

     In the event that any infringement of a Licensed Patent shall come to the attention of FOUNDATION or LICENSEE, then FOUNDATION and LICENSEE shall duly inform each other. FOUNDATION, shall, in its sole discretion, determine whether or not to prosecute a patent infringement action. If FOUNDATION determines and elects not to prosecute a patent infringement action, and such patent infringement is in the Licensed Field of Use, then LICENSEE may cause legal proceedings against the alleged infringer at its own expense.
     LICENSEE may defray the expenses of any such lawsuit to the extent of 50% of royalties payable by LICENSEE during the course of such legal proceedings. Out of any damages or awards recovered by LICENSEE in such action conducted by LICENSEE, FOUNDATION will first recover all royalties up to the 50% of royalties payable by LICENSEE to FOUNDATION and withheld by LICENSEE to defray costs of such lawsuit. LICENSEE will then recover its expenses for conducting said litigation beyond the costs defrayed by withheld royalties. FOUNDATION will also recover any reasonable expenses which it incurred on behalf of the litigation. Any amount remaining belongs to LICENSEE, if LICENSEE conducts the litigation, provided that on such amount LICENSEE shall pay FOUNDATION a royalty as provided for in VII above. If FOUNDATION conducts the litigation then any amount recovered belongs to FOUNDATION; provided that, to the extent

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that FOUNDATION's recoveries exceed FOUNDATION's reasonable expenses with respect to such action or claim, FOUNDATION shall reimburse
LICENSEE for LICENSEE's reasonable costs in connection with cooperating with FOUNDATION in the prosecution of such action or claim.

     In any proceeding initiated by LICENSEE, LICENSEE shall employ counsel reasonably satisfactory to FOUNDATION and shall inform
FOUNDATION of all material developments in such proceedings. The prosecution, settlement, or abandonment of any proceeding initiated by LICENSEE shall be at LICENSEE's reasonable discretion, provided that LICENSEE shall not have any right to surrender any of FOUNDATION's rights to the Licensed Patents or to grant any infringer any rights to the Licensed Patents other than a sublicense subject to the conditions which would apply to the grant of any other sublicense.
        In any proceedings, FOUNDATION shall be entitled to employ counsel and control the course of litigation if, in FOUNDATION's sole discretion, LICENSEE's defense of patent rights is insufficient, or if LICENSEE fails to carry on vigorous prosecution of said patent rights.
        In the event LICENSEE seeks, with justifiable cause, to prosecute more than one lawsuit at a time, FOUNDATION will not unreasonably withhold permission where such actions are conducted entirely at LICENSEE's expense including reimbursement of FOUNDATION's expenses incurred on behalf of such action.
   In any action brought by LICENSEE, LICENSEE undertakes to

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indemnify for and hold FOUNDATION harmless from any damages, costs or expenses incurred by reason of such litigation.

                                     XI

ASSIGNMENT

        The rights and obligations of LICENSEE are not assignable but with one exception which is that those rights and obligations may be assigned to its successor in business if such assignment is approved by FOUNDATION. Such approval will not be unreasonably withheld.

                                     XII
SUBLICENSING

        LICENSEE may grant sublicenses, within the Licensed Field of Use provided that FOUNDATION finds the sublicensee generally acceptable (such acceptance will not be unreasonably withheld), that royalty payments as above shall be made by sublicensee, that all sublicensees shall be obligated to all the terms and conditions of this Agreement beneficial to or protective of FOUNDATION and that LICENSEE shall guarantee compliance of the sublicensee on all such provisions. LICENSEE and FOUNDATION shall share all sublicensing consideration of any sort, other than royalty payments additive to the amount payable to FOUNDATION, on the basis of fifty percent (50%) to FOUNDATION and fifty percent (50%) to LICENSEE.

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                                    XIII

TERMINATION

        FOUNDATION may terminate this License Agreement for noncompliance by LICENSEE with any of its provisions provided such noncompliance is unremedied after ninety (90) days following written notice to LICENSEE from FOUNDATION thereof, or if such noncompliance is of a nature not susceptible to remedy within such ninety (90) day period, provided LICENSEE has taken all reasonable action to commence remediation of such noncompliance by giving notice of its intentions to do so six (6) months before termination.

        LICENSEE may terminate this License Agreement by giving notice of its intentions to do so six (6) months before termination.

                                     XIV

ARBITRATION AND JURISDICTION

     All disputes arising out of or relating to any provision of this Agreement shall be resolved by conciliation and mediation and if mediation is unsuccessful then disputes shall be finally settled by an Arbitrator selected by FOUNDATION and LICENSEE. If FOUNDATION and LICENSEE cannot agree on an Arbitrator, then disputes shall be resolved by an Arbitration Panel comprising one arbitrator appointed by FOUNDATION, one arbitrator appointed by LICENSEE, and a Chairman of the Arbitration Panel appointed by the first two arbitrators. Any such arbitration proceeding shall

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be conducted in accordance with generally accepted arbitration rules;
shall be held in the State of New York, unless otherwise agreed by the parties; and judgment upon the arbitration award may be entered in any court having jurisdiction. Any arbitration hearing shall last no longer than two (2) days. Each party shall pay its own attorneys' fees. The expense of the dispute resolution (other than attorneys' fees) shall be shared equally.

        In order to initiate procedures for dispute resolution by conciliation, mediation and arbitration either party may give written notice to the other of intention to resolve a dispute, and absent satisfactory resolution, then to arbitrate. Such notice shall contain a statement setting forth the nature of the dispute and the resolution sought. If, within thirty (30) days after such notice a resolution by conciliation between the parties themselves or by mediation has not been achieved to the satisfaction of both parties, and if within sixty (60) days after said written notice an Arbitrator or Arbitration Panel has not been appointed with an arbitration schedule satisfactory to both parties, then either party may proceed with judicial remedies.
        FOUNDATION reserves the right and power to proceed with direct judicial remedies against LICENSEE without conciliation, mediation or arbitration for breach of the royalty payment and sales reporting provisions of this Agreement after giving written notice of such breach to LICENSEE followed by an opportunity period of thirty (30) days in which to cure, or to proceed with reasonable steps to cure, such breach. In collecting overdue

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royalty payments and securing compliance with reporting obligations,
FOUNDATION may use all judicial remedies available.

                                       XV
OTHER

     LICENSEE agrees that it will not use the indicia or names FOUNDATION or of Cornell University or any of their personnel in advertising, promotion, or labeling of Licensed Products without prior written approval of FOUNDATION.
     FOUNDATION makes no representations other than those specified in the WHEREAS clauses. FOUNDATION MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
     FOUNDATION by this Agreement makes no representation as to the patentability and/or breadth of the inventions and/or discoveries involved in a Licensed Patent. FOUNDATION by this Agreement makes no representation as to patents now held or which will be held by others in the field of the Licensed Products for a particular purpose.
        LICENSEE agrees to defend, indemnify and hold FOUNDATION harmless from and against all liability, demands, damages, expenses or losses for death, personal injury, illness or property damage (including reasonable attorney's fees) arising (a) out of use by LICENSEE or its transferees of inventions licensed or information furnished under this Agreement, or (b) out of any use, sale or other disposition by LICENSEE or its

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transferees of products made by use of such inventions or information.
As used in this clause, FOUNDATION includes its Trustees, Officers, Agents and Employees, and those of Cornell University, and "LICENSEE" includes its Affiliates, Subsidiaries, Contractors and Sub-Contractors.
     In discharge of the above LICENSEE will maintain general liability insurance in mutually agreed to commercially reasonable amounts with sound insurers and on such term as FOUNDATION approves in writing against damage to or destruction of property and injury to or death of individuals and against such other rinks as FOUNDATION may reasonably request arising out of or in connection with any of the Licensed Products, FOUNDATION, Cornell University and their respective officers, trustees, members of their governing boards, and employees will be named additional insureds under all such insurance. Such insurance will also provide that FOUNDATION will be given notice of any modification thereof and at least thirty (30) days prior written notice of cancellation or termination and the reason therefore. LICENSEE will furnish FOUNDATION upon request, and in any event on execution of this Agreement and on each anniversary of the effective date of this Agreement, written confirmation issued by the insurer or an independent insurance agent confirming that insurance is maintained in accordance with the above requirements.
     This Agreement shall be interpreted under the Laws of the State of New
York.
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        Reports, notices and other communications to FOUNDATION shall be addressed to:

                        H. Walter Haeussler, President
                        CORNELL RESEARCH FOUNDATION, INC.
                        Cornell Business & Technology Park
                        20 Thornwood Drive, Suite 105
                        Ithaca, New York 14850

and notices and other communications to LICENSEE to:

                        NANOPHASE TECHNOLOGIES CORPORATION
                        453 Commerce Street
                        Burr Ridge, Illinois 60521
                        Attention: President
with a copy to:

                        FITZPATRICK EILENBERG & ZIVIAN
                        20 North Wacker Drive
                        Chicago, Illinois 60606
                        Attention: Bruce A. Zivian

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     IN WITNESS WHEREOF, the parties have caused this instrument to be executed in duplicate as of the day and year first above written.


ATTEST:                   CORNELL RESEARCH FOUNDATION, INC.
                          By      /s/ H. Walter Haeussler
                                  -----------------------
                                  H. Walter Haeussler


/s/ Warren R. Danner      Title   President
   -----------------              ------------------------------------
                          Date    April 10, 1997
                                  ------------------------------------

ATTEST:                   NANOPHASE TECHNOLOGIES CORPORATION
                          By     /s/ Donald Freed
                                 -------------------------------------

Quinlan B. Ford                  Title  Vice President
                                 -------------------------------------
                                 Date   April 15, 1996
                                 -------------------------------------


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